LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Compliance Statement

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

Loan Servicing LP
4828 Loop Central Drive
Houston, Texas 77081

Re:           C-Bass Mortgage Loan Asset-Backed Certificates, Series 2007-CB4

Reference is made to the Pooling and Servicing Agreement, dated as of April 1, 2007 (the " Agreement"), by and among LaSalle Bank National Association (the "Trustee"), Credit-Based Asset Servicing and Securitization LLC, as sponsor, Litton Loan Servicing LP, as servicer and Merrill Lynch Mortgage Investors, Inc., as depositor.

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President